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                                                           EXHIBIT 23.2


                  CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in the Registration Statement of Perkin-Elmer Corporation on Form S-4, related to the registration of common stock of Perkin-Elmer Corporation issuable to holders of PerSeptive Biosystems, Inc. common stock, of our report dated November 20, 1996, on our audits of the consolidated financial statements and financial statement schedule of PerSeptive Biosystems, Inc. as of September 30, 1996 and 1995, and for the two years ended September 30, 1996 and 1995. We also consent to the references to our firm under the caption "Experts".



/s/ Coopers & Lybrand L.L.P.


Boston, Massachusetts
October 28, 1997